Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Columbia Financial, Inc. on Form S-1 of our report dated March 2, 2026 on the consolidated balance sheets of Northfield Bancorp, Inc. as of December 31, 2025 and 2024, the related consolidated statements of comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2025 and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Northfield Bancorp, Inc. for the year ended December 31, 2025, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe LLP

Livingston, New Jersey

April 20, 2026